SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2005

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

0-27570	56-1640186
(Commission File Number)	(IRS Employer ID Number)

3151 South 17th Street, Wilmington, North Carolina 28412

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 251-0081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2005, Pharmaceutical Product Development, Inc. (“PPD”) entered into an Asset Purchase Agreement with SurroMed, Inc., a Delaware corporation (“SurroMed”), pursuant to which PPD will, upon closing of the transactions contemplated therein and through a subsidiary of PPD, acquire substantially all of SurroMed’s assets relating to its biomarker business. A copy of this purchase agreement is attached as an exhibit to this report.

In exchange for the assets of SurroMed’s biomarker business, PPD will surrender to SurroMed for cancellation all of PPD’s shares of preferred stock of SurroMed. PPD acquired these shares of SurroMed preferred stock in private placement investments during 2002 and 2003 in exchange for $29.0 million in consideration consisting of cash, tangible assets and intellectual property. As additional consideration for the acquisition, PPD will also assume up to $3.4 million of SurroMed liabilities under capital leases and certain additional operating liabilities, and will agree to guarantee repayment of up to $1.5 million under a SurroMed bank loan.

As part of PPD’s Series F Preferred Stock investment in SurroMed in 2003, PPD also entered into agreements with SurroMed to purchase biomarker discovery services from SurroMed for $6.0 million over a period of four years and to serve as a non-exclusive representative to market and sell additional SurroMed biomarker discovery services. These agreements will be cancelled upon closing of the acquisition. In addition, upon the closing, PPD will amend its existing sublease with SurroMed to allow SurroMed to continue to occupy a portion of PPD’s Menlo Park facility on a month-to-month basis for up to six months.

The closing of the acquisition, which the parties anticipate in early February 2005, is subject to customary conditions, including approval by the SurroMed stockholders, continued accuracy of representations and warranties in the purchase agreement, receipt of any required third party consents, release of liens on the biomarker assets and the absence of any material adverse effect with respect to SurroMed’s biomarker business and related assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures contained in Item 1.01 of this report are incorporated by reference in this Item 2.03 for a description of the terms of the asset purchase agreement with SurroMed, pursuant to which PPD will become obligated, upon closing, for the purchase price and other financial obligations described therein.

Item 7.01 Regulation FD Disclosure.

On January 17, 2005 PPD issued a press release announcing its entry into a purchase agreement to acquire substantially all of SurroMed’s assets relating to its biomarker business and announcing its expectation that it will recognize a gain in connection with the closing of such transaction. A copy of this press release is attached as an exhibit to this report and is incorporated herein in its entirety.

The information included in this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Asset Purchase Agreement dated January 14, 2005 relating to the purchase of the biomarker business from SurroMed, Inc.

99.2	Press release dated January 17, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

Date: January 17, 2005

/s/ Linda Baddour
Linda Baddour
Chief Financial Officer